NYSE: WMB

Date:                Sept. 11, 2006
Northwest Pipeline and Transco Commence Exchange Offers
          TULSA, Okla. — Northwest Pipeline Corp. and Transcontinental Gas Pipe Line Corp., subsidiaries of The Williams Companies, Inc. (NYSE:WMB), today announced the commencement of exchange offers with respect to certain of their outstanding notes.
          Northwest offered to exchange all of its privately placed outstanding 7 percent senior notes due 2016 for newly registered 7 percent senior notes due 2016.
          Transco offered to exchange all of its privately placed outstanding 6.4 percent senior notes due 2016 for newly registered 6.4 percent senior notes due 2016.
          The terms of the new notes are substantially identical to the terms of the outstanding notes, except that the new notes will be registered under the Securities Act of 1933, as amended. The exchange offers will expire at 5 p.m. Eastern on Oct. 10, 2006, unless extended.
          The exchange offers, which are required by the registration rights agreements for the outstanding notes, are being made pursuant to prospectuses dated Sept. 8, 2006.
          Copies of the exchange offer prospectuses and related transmittal materials governing the exchange offers can be requested from JPMorgan Chase Bank N.A. via phone at (800) 275-2048 or in writing at 2001 Bryan Street, 9th Floor, Attn: Worldwide Securities Services, Customer Service, Dallas, Texas 75201.
          This press release does not constitute an offer to sell or solicitation of an offer to buy such securities.
About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932 Sharna Reingold Williams (investor relations) (918) 573-2078
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.